Exhibit A


                                                                  EXECUTION COPY







                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


                          Dated as of November 27, 2006


                                      Among


                              Asahi Tec Corporation



                             Argon Acquisition Corp.



                                       And



                              Metaldyne Corporation

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


                                    ARTICLE I

                                   The Merger

SECTION 1.01.  The Merger.....................................................2
SECTION 1.02.  Closing........................................................3
SECTION 1.03.  Effective Time.................................................3
SECTION 1.04.  Effects of the Merger..........................................3
SECTION 1.05.  Certificate of Incorporation and By-laws.......................3
SECTION 1.06.  Directors......................................................3
SECTION 1.07.  Officers.......................................................3


                                   ARTICLE II

                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

SECTION 2.01.  Effect on Capital Stock.........................................4
SECTION 2.02.  Exchange of Certificates........................................6


                                   ARTICLE III

                  Representations and Warranties of the Company

SECTION 3.01.  Organization, Standing and Power................................9
SECTION 3.02.  Company Subsidiaries; Equity Interests..........................9
SECTION 3.03.  Capital Structure..............................................10
SECTION 3.04.  Authority; Execution and Delivery; Enforceability..............11
SECTION 3.05.  No Conflicts; Consents.........................................12
SECTION 3.06.  SEC Documents; Undisclosed Liabilities.........................14
SECTION 3.07.  Information Supplied...........................................15
SECTION 3.08.  Absence of Certain Changes or Events...........................15
SECTION 3.09.  Taxes..........................................................17
SECTION 3.10.  Absence of Changes in Benefit Plans............................19
SECTION 3.11.  ERISA Compliance; Excess Parachute Payments....................20
SECTION 3.12.  Litigation.....................................................24
SECTION 3.13.  Compliance with Applicable Laws................................24
SECTION 3.14.  Environmental Matters..........................................25
SECTION 3.15.  Intellectual Property..........................................27
SECTION 3.16.  Contracts; Debt Instruments....................................27
SECTION 3.17.  Title to Real Properties.......................................28

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SECTION 3.18.  TM Distribution................................................28
SECTION 3.19.  Customers and Suppliers........................................29
SECTION 3.20.  Brokers; Schedule of Fees and Expenses.........................29
SECTION 3.21.  Opinion of Financial Advisor...................................30


                                   ARTICLE IV

          Representations and Warranties of Parent and Acquisition Sub

SECTION 4.01.  Organization, Standing and Power...............................30
SECTION 4.02.  Acquisition Sub................................................30
SECTION 4.03.  Authority; Execution and Delivery; Enforceability..............30
SECTION 4.04.  No Conflicts; Consents.........................................31
SECTION 4.05.  Information Supplied...........................................32
SECTION 4.06.  Brokers........................................................32
SECTION 4.07.  Financing......................................................32
SECTION 4.08.  Section 203....................................................33


                                    ARTICLE V

                    Covenants Relating to Conduct of Business

SECTION 5.01.  Conduct of Business............................................33
SECTION 5.02.  No Solicitation................................................37


                                   ARTICLE VI

                              Additional Agreements

SECTION 6.01.  Preparation of Information Statement; Action by
               Written Consent................................................39
SECTION 6.02.  Access to Information; Confidentiality.........................40
SECTION 6.03.  Commercially Reasonable Efforts; Notification..................40
SECTION 6.04.  Stock Options and Restricted Stock Units.......................42
SECTION 6.05.  Benefit Plans..................................................43
SECTION 6.06.  Indemnification................................................44
SECTION 6.07.  Fees and Expenses..............................................45
SECTION 6.08.  Public Announcements...........................................45
SECTION 6.09.  Transfer Taxes.................................................46
SECTION 6.10.  Stockholder Litigation.........................................46
SECTION 6.11.  Financing; Consent Solicitations...............................46

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                                   ARTICLE VII

                              Conditions Precedent

SECTION 7.01.  Conditions to Each Party's Obligation To Effect The Merger.....48
SECTION 7.02.  Conditions to Obligations of Parent and Acquisition Sub........49
SECTION 7.03.  Condition to Obligation of the Company.........................51


                                  ARTICLE VIII

                        Termination, Amendment and Waiver

SECTION 8.01.  Termination....................................................51
SECTION 8.02.  Effect of Termination..........................................52
SECTION 8.03.  Amendment......................................................53
SECTION 8.04.  Extension; Waiver..............................................53
SECTION 8.05.  Procedure for Termination, Amendment, Extension or Waiver......53


                                   ARTICLE IX

                               General Provisions

SECTION 9.01.  Nonsurvival of Representations and Warranties..................54
SECTION 9.02.  Notices........................................................54
SECTION 9.03.  Definitions....................................................55
SECTION 9.04.  Interpretation.................................................57
SECTION 9.05.  Severability...................................................57
SECTION 9.06.  Counterparts...................................................57
SECTION 9.07.  Entire Agreement; No Third-Party Beneficiaries.................57
SECTION 9.08.  Governing Law..................................................57
SECTION 9.09.  Assignment.....................................................57
SECTION 9.10.  Enforcement....................................................58
SECTION 9.11.  Tax Treatment..................................................58

                                    AMENDED AND RESTATED AGREEMENT AND PLAN OF
                           MERGER dated as of November 27, 2006, among Asahi Tec Corporation, a Japanese corporation ("Parent"), Argon Acquisition Corp., a Delaware corporation ("Acquisition Sub") and a wholly owned subsidiary of Parent, and Metaldyne Corporation, a Delaware corporation (the "Company").


                  WHEREAS the Parent, Acquisition Sub and the Company entered into an Agreement and Plan of Merger dated as of August 31, 2006 (the "Original Agreement"), and wish to amend and restate the Original Agreement as set forth herein;

                  WHEREAS the respective Boards of Directors of Parent, Acquisition Sub and the Company have approved the merger (the "Merger") of Acquisition Sub into the Company, on the terms and subject to the conditions set forth in this Agreement whereby each issued share of common stock, par value $1.00 per share, of the Company (the "Company Common Stock") and each issued and outstanding share of Company Preferred Stock (as defined in Section 3.03) not owned by Parent, Acquisition Sub or the Company shall be converted into the right to receive cash;

                  WHEREAS Parent has entered into a commitment to refinance certain existing indebtedness of the Company and to pay related fees and expenses;

                  WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition to Parent's willingness to enter into this Agreement, Parent and certain stockholders of the Company listed on Schedule 1.1 hereto (the "Principal Company Stockholders") have entered into an amended and restated stock purchase agreement dated as of the date of this Agreement (the "Parent Stock Purchase Agreement"), whereby the Principal Company Stockholders will acquire shares of common stock of the Parent using the Merger Consideration received by such Principal Company Stockholders as consideration for such shares (the "Parent Stock Acquisition");

                  WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition to Parent's willingness to enter into this Agreement, Parent, the Company and each of the holders of (i) the Series A Company Preferred Stock, (ii) the Series A-1 Company Preferred Stock, and (iii) the Series B Company Preferred Stock (each as defined in Section 3.03) each have entered into an amended and restated agreement (each, an "Other Stock Purchase Agreement") dated as of the date of this Agreement whereby holders of the Company Preferred Stock (such holders, the "Company Preferred Stockholders") shall acquire for cash shares of convertible preferred stock of Parent or common stock of Parent using the Merger Consideration received by such holders as consideration for such convertible preferred stock (the "Other Stock Acquisition");

                  WHEREAS simultaneously with the execution and delivery of this Agreement, each of the persons identified on Schedule 1.2 hereto has executed and delivered an amended and restated employment agreement between such person and the Company, which shall be effective as of the Effective Time and result in a termination at the Effective Time of such person's existing employment agreement with the Company;

                  WHEREAS as soon as reasonably practicable following the execution and delivery of this Agreement, the Company will commence consent solicitations with respect to its (a) 11% Senior Subordinated Notes due June 15, 2012 (the "11% Senior Subordinated Notes"), issued pursuant to an indenture dated June 20, 2002 (the "11% Senior Subordinated Notes Indenture"), (b) 10% Senior Subordinated Notes due January 15, 2014 (the "10% Senior Subordinated Notes"), issued pursuant to an indenture dated December 31, 2003 (the "10% Senior Subordinated Notes Indenture"), and (c) 10% Senior Notes due 2013 (the "10% Senior Notes") and, together with the 11% Senior Subordinated Notes and the 10% Senior Subordinated Notes, the "Notes"), issued pursuant to an indenture dated October 27, 2003 (the "10% Senior Notes Indenture" and, together with the 11% Senior Subordinated Notes Indenture and the 10% Senior Subordinated Notes Indenture, the "Notes Indentures"), in the case of each of (a), (b) and (c) as described in Schedule 6.11(b) (collectively, the "Consent Solicitations"); and

                  WHEREAS Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                  NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                   The Merger
                                   ----------

         SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Acquisition Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Merger, the payment of cash in connection with the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements, other than the TM Distribution, are referred to in this Agreement collectively as the "Transactions". At the election of Parent, any direct wholly owned subsidiary of Parent with no or nominal assets and no liabilities may be substituted for Acquisition Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

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

         SECTION 1.02. Closing. The closing (the "Closing") of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at a mutually agreeable time during Tokyo business hours on the second business day following the satisfaction (or, to the extent permitted by Law as defined in Section 3.05, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

         SECTION 1.03. Effective Time. Prior to the Closing, Parent and the Company shall prepare, and on the Closing Date or as soon as practicable thereafter Parent and the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

         SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

         SECTION 1.05. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit A, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

         (b) The By-laws of Acquisition Sub as in effect immediately prior to the Effective Time and as heretofore provided to the Company shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

         SECTION 1.06. Directors. The directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until


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

the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                   ARTICLE II

                Effect of the Merger on the Capital Stock of the
                ------------------------------------------------
               Constituent Corporations; Exchange of Certificates
               --------------------------------------------------

         SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of common stock of Acquisition Sub:

         (a) Capital Stock of Acquisition Sub. Each issued and outstanding share of common stock of Acquisition Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

         (b) Cancelation of Treasury Stock and Parent- Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent, Acquisition Sub or any subsidiary thereof shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

         (c) Conversion of Company Common Stock and Company Preferred Stock. (i) Subject to Sections 2.01(b), 2.01(c)(ii) and 2.01(d), (1) each issued share of Company Common Stock owned by a Principal Company Stockholder shall be converted into the right to receive $1.5243 in cash (such amount per share of Company Common Stock, the "PCS Common Merger Consideration"), (2) each other issued share of Company Common Stock shall be converted into the right to receive cash in an amount equal to the greater of (A) $2.57 and (B) the product of (x) the Common Price Ratio (as defined below) and (y) $2.57 (such greater amount per share of Company Common Stock, the "Common Merger Consideration"), (3) each issued share of Series A Company Preferred Stock (as defined below) shall be converted into the right to receive in cash the quotient of (x) $44,893,310 divided by (y) the number of such issued shares, (4) each issued share of Series A-1 Company Preferred Stock (as defined below) shall be converted into the right to receive in cash the quotient of $53,106,702 divided by (y) the number of such issued shares and (5) each issued share of Series B Company Preferred Stock (as defined below) shall be converted into the right to receive in cash the quotient of (x) $16,681,233 divided by (y) the number of such issued shares.

               (ii) In the event that any cash payment will be due following the Effective Time from the Company to a holder of a Company Stock Option pursuant to Section 6.04 (after taking into account any such holder that

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

     irrevocably waives his or her right to any such payment), the PCS Common Merger Consideration and the Common Merger Consideration shall be appropriately adjusted (pro rata, on a per share basis) so that the aggregate amount of the Merger Consideration and such payment or payments following such adjustment equals the amount of the Merger Consideration (excluding any such payment or payments) prior to such adjustment.

               (iii) For purposes of this Agreement: (1) "Common Price Ratio" means a fraction equal the quotient of (x) the Closing Common Price divided by (y) the Signing Common Price, (2) "Signing Common Price" means $2.9693 and (3) "Closing Common Price" means the average of the closing prices in Japanese yen of a share of Common Stock of the Parent on the Tokyo Stock Exchange ("TSE") for the thirty trading day period ending on the second business day prior to the Closing Date, converted into U.S. dollars at the 4:00 p.m., New York time, exchange rate of Japanese yen to U.S. dollars published by the Wall Street Journal (New York City edition) on the second business day immediately prior to the Closing Date.

               (iv) The cash payable upon the conversion of shares of Company Common Stock and Company Preferred Stock pursuant to this Section 2.01(c) is referred to collectively as the "Merger Consideration". As of the Effective Time, all such shares of Company Common Stock and Company Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock or Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration, without interest, upon surrender of such certificate in accordance with this Section 2.01 and
     Section 2.02.

         (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares ("Appraisal Shares") of Company Common Stock and Company Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock or

Company Preferred Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

         SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall, with the Company's consent not to be unreasonably withheld, select a bank or trust company to act as paying agent for the payment of the Merger Consideration to the Principal Company Stockholders and to the holders of the Company Preferred Stock (the "PCS Paying Agent") and a second bank or trust company to act as paying agent for the payment of the Merger Consideration to the other common stockholders of the Company (the "Other Paying Agent" and, together with the PCS Paying Agent, the "Paying Agents"), in each case upon surrender of certificates representing Company Common Stock or Company Preferred Stock. Parent, on behalf of the Surviving Corporation, shall provide to the PCS Paying Agent at the Effective Time in immediately available funds all the cash necessary to pay for the shares of Company Common Stock of the Principal Company Stockholders and the shares of the Company Preferred Stock of the holders thereof and shall provide to the Other Paying Agent at the Effective Time in immediately available funds all the cash necessary to pay for the shares of Company Common Stock of the other stockholders of the Company, in each case such shares of Company Common Stock or Company Preferred Stock having been converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund").

         (b) Exchange Procedure. With respect to the Company Common Stock of the Principal Company Stockholders and the Company Preferred Stock of the holders thereof, not less than two business days prior to the Closing Date the PCS Paying Agent shall mail or otherwise deliver to each Principal Company Stockholder or holder of Company Preferred Stock that is a holder of record of certificate or certificates (the "Certificates") that immediately prior to the Effective Time will represent outstanding shares of Company Common Stock or Company Preferred Stock whose shares will be converted into the right to receive the Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the PCS Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates at the Effective Time in exchange for Merger Consideration. With respect to the other Company Common Stock, as soon as reasonably practicable after the Effective Time, the Other Paying Agent shall mail to each other holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancelation to the applicable Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock or Company Preferred Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock or Company Preferred Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

         (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock or Company Preferred Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock and Company Preferred Stock and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or a Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock or Company Preferred Stock for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of its claim for Merger Consideration.

         (e) No Liability. None of Parent, Acquisition Sub, the Company or the Paying Agents shall be liable to any person in respect of any cash from the

Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

         (f) Investment of Exchange Fund. The Other Paying Agent shall invest any cash included in the Exchange Fund held by it, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody's Investor Services, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, or a combination thereof; provided that, in any such case, no such instrument shall have a maturity exceeding three months from the date of the investment therein. Any interest and other income resulting from such investments shall be paid to Parent.

         (g) Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or Company Preferred Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 3.09), or under any provision of Federal, state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the shares of Company Common Stock or Company Preferred Stock in respect of which such deduction and withholding was made by Parent.

         (h) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the applicable Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.

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

                                  ARTICLE III

                  Representations and Warranties of the Company
                  ---------------------------------------------

         The Company represents and warrants to Parent and Acquisition Sub that, except as set forth in the letter, dated as of the date of this Agreement, from the Company to Parent and Acquisition Sub (the "Company Disclosure Letter") (provided that, unless the context indicates or requires otherwise, (i) the representations and warranties contained herein are made giving effect to the proposed distribution to all the holders of the Company Common Stock of the Company's equity interests in TriMas Corporation as described in Exhibit B (the "TM Distribution"), as if the consummation of the TM Distribution had occurred prior to the date hereof, (ii) none of these representations and warranties, other than Sections 3.05, 3.06, 3.07, 3.12, 3.13 and 3.18, shall relate to TriMas Corporation) and (iii) to the extent that Sections 3.06, 3.07, 3.12, and
3.13 relate to TriMas Corporation, such Sections shall only relate to the Company's ownership of securities of TriMas Corporation and any liabilities (contingent or otherwise) of the Company or any Company Subsidiary relating thereto):

         SECTION 3.01. Organization, Standing and Power. Each of the Company and each of its subsidiaries, including such entities organized under the laws of non-U.S. jurisdictions (the "Company Subsidiaries"), is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority, except, in the case of the Company Subsidiaries that are not Significant Company Subsidiaries (as defined below), where the failure to be duly organized, validly existing and in good standing, individually or in the aggregate, has not had and would not be reasonably likely to have a material adverse effect on the Company (a "Company Material Adverse Effect"). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or would be reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the certificates of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws").

         SECTION 3.02. Company Subsidiaries; Equity Interests. (a) Section 3.02(a) of the Company Disclosure Letter lists each Significant Company Subsidiary (as defined below) and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are, as of the date of this Agreement, owned by the Company, by one or more Company Subsidiaries or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, rights of first refusal, options, restrictions (other than restrictions imposed under applicable Law), leases, licenses, easements, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). The Company has made available to Parent true and complete copies of the certificate of incorporation and by-laws, or comparable charter and organizational documents, of each Significant Company Subsidiary, in each case amended through the date of this Agreement. For purposes of this Agreement, a "Significant Company Subsidiary" means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission ("SEC").

         (b) Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest with a fair market value in excess of $2,000,000 in any person.

         SECTION 3.03. Capital Structure. (a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock"). As of the date of this Agreement, (i) 42,795,963 shares of Company Common Stock, 361,001 shares of Series A Company Preferred Stock (the "Series A Company Preferred Stock"), 644,540 shares of Series A-1 Company Preferred Stock (the "Series A-1 Company Preferred Stock"), and 184,153 shares of Series B Company Preferred Stock (the "Series B Company Preferred Stock") were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury and (iii) 3,251,342 shares of Company Common Stock were subject to outstanding Company Stock Options (as defined in Section 6.04), 111,844 shares of Company Common Stock were subject to contracts to issue Company Stock Options, 48,797 shares of Company Common Stock were subject to outstanding Company RSUs (as defined in Section 6.04) and 1,596,814 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plan (as defined in Section 6.04). Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. As of the date of this Agreement, there were outstanding no Company Stock Options to purchase shares of Company Common Stock with exercise prices on a per share basis lower than $3.00 and the weighted average exercise price of all Company Stock Options was equal to $9.37 per share (without giving effect to any adjustment to the exercise price thereof required for the TM Distribution). All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt"). Except as set forth above, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock. There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

         (b) Section 3.03(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all outstanding Company Stock Options and Company RSUs, the number of shares of Company Common Stock subject to each such Company Stock Option and Company RSU, the grant date, exercise price (as applicable), expiration date and vesting schedule of each such Company Stock Option and Company RSU and the names of the holders of each Company Stock Option and Company RSU. All outstanding Company Stock Options and Company RSUs are evidenced by the Company Stock Option or Company RSU agreements set forth in
Section 3.03(b) of the Company Disclosure Letter, and no Company Stock Option agreement or Company RSU agreement contains terms that are inconsistent with, or in addition to, the terms contained therein.

         (c) All Company Stock Options and Company RSUs may, by their terms, be treated as provided for in Section 6.04.

         SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to consummate the Transactions to which it is a party. The execution and delivery by the Company of this Agreement and each of the Transaction Agreements to which it is a party and the consummation by the Company of the Transactions to which it is a party have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and each Transaction Agreement to which it is a party and this Agreement and each Transaction

Agreement to which it is a party, assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

         (b) The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held duly and unanimously adopted resolutions (i) approving this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the stockholders of the Company, (iii) directing that this Agreement be submitted to a vote of the Company's stockholders, (iv) recommending that the Company's stockholders adopt this Agreement and (v) declaring that this Agreement is advisable. Such resolutions are sufficient to render inapplicable to Parent and Acquisition Sub, this Agreement and the other Transaction Agreements, and the Merger and the other Transactions the restrictions on "business combinations" contained in
Section 203 of the DGCL to the extent it is applicable. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement and the other Transaction Agreements, the Merger or any other Transaction. (c) The only consent or vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock (the "Company Stockholder Approval"), which may be effected either by the written consent or the affirmative vote at a stockholders meeting of the holders of a majority of the outstanding Company Common Stock. The written consent or affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to approve any Transaction Agreement other than this Agreement or to consummate any Transaction other than the Merger.

         SECTION 3.05. No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement and each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other Transactions to which it is a party and compliance with and performance of the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Significant Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any material judgment, order or decree ("Judgment") or statute, law (including common law), ordinance, rule or regulation ("Law") applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect (excluding for purposes of this Section 3.05(a) and the application of Section 7.02(a) hereto, clause
(a)(iii) of the definition "material adverse effect").

         (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or any Transaction Agreement to which it is a party, the consummation of the Transactions to which it is a party, other than (i) compliance with and filings under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) Japanese Anti-Monopoly Law (Law No. 54 of 1947, as amended), (the "Japanese Anti-Monopoly Law"), (C) other Antitrust Laws (as defined in Section 6.03(c)), (D) the Foreign Exchange and Foreign Trade Law of Japan (Law No. 228 of 1949, as amended) (the "FEL"),
(E) the rules and regulations of the TSE, (F) the Japanese Corporation Law (the "JCL") and (G) the Japanese Commercial Registration Law (Law No. 125 of 1963, as amended) (the "CRL"), (ii) the filing with the SEC of (A) an information or proxy statement with respect to the Merger and the 280G Approval (such information or proxy statement, including all information required to be included therein by Rule 13e-3 promulgated under the Securities and Exchange
Act of 1934, as amended (the "Exchange Act") as such information or proxy statement is amended from time to time, the "Information Statement") and (B) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements, the Merger and the other Transactions, (iii) the filing with the Kanto Local Finance
Bureau (the "Bureau") of such registration, reports and other information (such registration, reports and other information, as amended from time to time, the "Japanese Information Statement") as may be required under the Japanese Securities and Exchange Law (Law No. 25 of 1948, as amended) (the "SEL") in connection with the Parent Stock Purchase Agreement, the other Transaction Agreements, the Parent Stock Acquisition and the other Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (v) compliance with and such filings as may be required under applicable Environmental Laws
(as defined in Section 3.14), (vi) such filings as may be required in connection with the taxes described in Section 6.09, (vii) filings under any applicable state takeover Law and (viii) such other items (A) required solely by reason of the participation of Parent (as opposed to any third party) in the Transactions or (B) that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect (excluding for purposes of this Section 3.05(b) and the application of Section 7.02(a) hereto, clause (a)(iii) of the definition "material adverse effect").

         SECTION 3.06. SEC Documents; Undisclosed Liabilities. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 3, 2005, pursuant to Sections 13(a) and 15(d) of the Exchange Act (the "Company SEC Documents").

         (b) As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as of their respective dates as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments and lack of footnote disclosure as permitted by Form 10-Q of the SEC).

         (c) Except as set forth in the most recent audited consolidated balance sheet of the Company (including the notes thereto) included in the Filed Company SEC Documents (as defined in Section 3.08) and except for liabilities and obligations incurred in the ordinary course of business since the date of such balance sheet, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

         (d) With respect to each Company SEC Document that is a report on Form 10-K or 10-Q or an amendment thereto, the Company is in compliance in all material respects with the applicable requirements of the Sarbanes-Oxley Act in effect from time to time.

         (e) The effectiveness of any additional disclosure requirement or applicable accounting rule, consensus or pronouncement that as of the date of this Agreement has been adopted by the SEC, Financial Accounting Standards Board or any similar body but that is not yet in effect, is not reasonably likely to lead to any material change in the Company's disclosures as set forth in the Filed Company SEC Documents.

         (f) None of the Company Subsidiaries is, or has at any time since January 3, 2005, been, subject to (separately from the Company) the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

         SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Information Statement or any other document (including Schedule 13e-3) required to be filed by the Company with the SEC relating to the Transactions, including the Merger (together with the Information Statement, the "Company Disclosure Documents") will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Disclosure Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein or omitted therefrom based on information supplied by Parent or Acquisition Sub in writing for inclusion or incorporation by reference therein.

         SECTION 3.08. Absence of Certain Changes or Events. (a) From the date of the most recent audited financial statements included in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

          (i) any event, change, effect, development or state of facts that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect;

          (ii) any declaration, setting aside, allotment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock;

          (iii) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;

          (iv) (A) any grant by the Company or any Company Subsidiary to any current director or officer of the Company or to any other employee or independent contractor of the Company or any Company Subsidiary reasonably likely to earn annual base compensation and bonuses in 2006 of $200,000 or more (any such current director or officer of the Company or other employee or independent contractor, a "Covered Participant") of any loan or any increase in any type of compensation, benefits, perquisites or bonus or award opportunity, except for grants of normal cash bonus opportunities, normal increases of cash compensation and increases in fringe or other benefits that are not material, in each case in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any grant by the Company or any Company Subsidiary to any Covered Participant of any severance, change in control, termination or similar compensation or benefits or increases therein, or of the right to receive any severance, change in control, termination or similar compensation or benefits or increases therein, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (C) any action by the Company or any Company Subsidiary to fund or in any other way secure the payment of a material amount of compensation or benefits under any Company Benefit Plan (as defined in Section 3.10(a)) or Company Benefit Agreement (as defined in
     Section 3.10(b)) or (D) any entry by the Company or any Company Subsidiary into, or any amendment of, any Company Benefit Agreement with any Covered Participant;

          (v) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect;

          (vi) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or applicable Law;

          (vii) any material elections with respect to Taxes (as defined in Section 3.09) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund claim;

          (viii) any material revaluation by the Company or any Company Subsidiary of any of the material assets of the Company or any Company Subsidiary, except insofar as may have been required by applicable Law; or

          (ix) any action by the Company or any Company Subsidiary which, if taken after the date hereof, would constitute a breach of any provisions of Section 5.01(a)(ii), (iv), (vii), (viii) or (xii) or any authorization, consent or agreement by the Company or any Company Subsidiary to take any of the actions prohibited by the foregoing provisions of Section 5.01(a).

         SECTION 3.09. Taxes. (a) The Company, and each Company Subsidiary, has duly and timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it. All such Tax Returns were true, correct and complete in all material respects. All material Taxes owed (whether or not shown on any Tax Return) have been timely paid in full. To the Company's knowledge, no claim has been made in writing during the three year period ending on the Closing Date by an authority in a jurisdiction where the Company, or any Company Subsidiary, does not file Tax Returns that the Company, or any Company Subsidiary, is or may be subject to taxation by that jurisdiction. There are no liens with respect to Taxes upon any asset of the Company, or any Company Subsidiary, other than liens for Taxes not yet due and payable.

         (b) The Company, and each Company Subsidiary, has deducted, withheld and timely paid to the appropriate governmental authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company, and each Company Subsidiary, has complied with all material reporting and record keeping requirements.

         (c) No dispute, audit, investigation, proceeding or claim concerning any material Tax liability of the Company, or any Company Subsidiary, has been raised by a governmental authority in writing, and to the Company's knowledge, no such dispute, audit, investigation, proceeding, or claim is pending or being conducted. The Company has provided or made available to Parent true, correct and complete copies of all material Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company or any Company Subsidiary since January 1, 2001.

         (d) The Company, and each Company Subsidiary, has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. The Company, and each Company Subsidiary, has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. Section 3.09(d) of the Company Disclosure Letter lists all closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes that have been entered into or issued by any governmental authority with or in respect of the Company, and each Company Subsidiary since January 1, 2001.

         (e) Since January 1, 2001, the Company, and each Company Subsidiary, has not been a member of an "affiliated group" within the meaning of Code
Section 1504(a) filing a consolidated federal income Tax Return (other than the "affiliated group" as defined in Code Section 1504(a) the common parent of which is Company). The Company, and each Company Subsidiary, is not a party to any contractual obligation relating to Tax sharing or Tax allocation, other than customary commercial agreements with vendors, lenders, customers and other third parties (such as tax gross-ups in loan agreements or property tax escalation clauses in real estate leases) entered into in the ordinary course of business. The Company, and each Company Subsidiary, does not have any material liability for the Taxes of any person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract. (f) The Company, and each Company Subsidiary, will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any "closing agreement" as described in Code
Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax law) executed on or prior to the Closing Date, (b) any deferred intercompany gain or excess loss account described in Treas. Reg.
Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign law), (c) any installment sale or open transaction disposition made on or prior to the Closing Date, or (d) any prepaid amount received on or prior to the Closing Date.

         (g) The Company, and each Company Subsidiary, has not been a United States real property holding company within the meaning of Code ss. 897(c)(2) during the period specified in Code ss. 897(c)(l)(A)(ii).

         (h) The Company, and each Company Subsidiary, has not, since January 1, 2001, been a "distributing corporation" or a "controlled corporation" within the meaning of Code Section 355(a)(1)(A).

         (i) Neither the Company nor any Company Subsidiary has participated in any "listed transaction", as defined in Treas. Reg. Section 1.6011-4(b).

         (j) For purposes of this Agreement:

         "Code" means the United States Internal Revenue Code of 1986, as amended.

         "Tax" or "Taxes" means (i) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person's taxes as a transferee or successor or by contract.

         "Tax Return" or "Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

         SECTION 3.10. Absence of Changes in Benefit Plans. (a) From the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, neither the Company nor any Company Subsidiary has terminated, adopted, amended, modified or agreed to terminate, adopt, amend or modify (or announced an intention to terminate, adopt, amend or modify), in any material respect, any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, equity compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, unemployment insurance, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other employee benefit plan, program, policy or arrangement, whether oral or written, funded or unfunded, sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any Company Subsidiary or any other person or entity that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b),
(c), (m) or (o) of the Code or any other applicable Law (each, a "Commonly Controlled Entity"), in each case providing benefits to any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary (each, a "Participant") and whether or not subject to United States law (all such plans, programs and arrangements, including any such plan, program or arrangement entered into or adopted on or after the date of this Agreement, "Company Benefit Plans") or has made any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan that is a Company Pension Plan (as defined in Section 3.11(a)), or any material change in the manner in which contributions to any such Company Pension Plan are made or the basis on which such contributions are determined.

         (b) As of the date of this Agreement, there is not any material (i) employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, equity compensation, bonus, award, consulting or similar agreement between the Company or any Company Subsidiary, on the one hand, and any Participant, on the other hand, (ii) agreement between the Company or any Company Subsidiary, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of transactions involving the Company or any Company Subsidiary of the nature contemplated by this Agreement or (iii) trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Participant (all such agreements under clauses (i), (ii) and (iii), collectively, "Company Benefit Agreements").

         (c) To the Company's knowledge, the exercise price of each Company Stock Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Stock Option.

         SECTION 3.11. ERISA Compliance; Excess Parachute Payments. (a) Section 3.11(a) of the Company Disclosure Letter contains a complete and correct list of all Company Benefit Plans that are "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Company Pension Plan") or "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans. The Company has delivered or made available to Parent complete and correct copies of (i) each such Company Benefit Plan and each material Company Benefit Agreement (or, in the case of any such Company Benefit Plan or material Company Benefit Agreement that is unwritten, a written description thereof), (ii) the two most recent annual reports required to be filed, or such similar reports, statements, information returns or material correspondence required to be filed with or delivered to any Governmental Entity, with respect to each material Company Benefit Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (iii) the most recent summary plan description for each material Company Benefit Plan for which a summary plan description is required under applicable Law, and any summary of material modifications prepared for each material Company Benefit Plan, (iv) each trust agreement and group annuity or insurance contract and other documents relating to the funding or payment of benefits under any material Company Benefit Plan,
(v) the most recent determination or qualification letter issued by any Governmental Entity for each Company Benefit Plan intended to qualify for favorable tax treatment for which such a letter has been obtained, as well as a true, correct and complete copy of each pending application therefor, if applicable, and (vi) the two most recent actuarial valuations for each material Company Benefit Plan for which actuarial valuations have been obtained.

         (b) Each Company Benefit Plan has been administered in compliance with its terms, and each Company Benefit Plan (and the Company and the Company Subsidiaries with respect to such plans) is in compliance with applicable Law, including ERISA and the Code, and the terms of any applicable collective bargaining agreements, except for such instances of noncompliance with either plan terms or Laws that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

         (c) Each Company Pension Plan intended to be tax qualified under United States Laws is so qualified and has been the subject of determination letters from the Internal Revenue Service with respect to all tax Law changes with respect to which the Internal Revenue Service is willing to provide a determination letter, to the effect that such Company Pension Plan is qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked (nor, to the knowledge of the Company, has revocation been threatened) nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or require security under Section 307 of ERISA, except for such failures to qualify or to obtain such a determination letter and such revocations of determination letters and amendments that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. Each Company Benefit Plan required to have been approved by any non-U.S. Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) has been so approved; no such approval has been revoked (nor, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval that could reasonably be expected to affect any such approval, except for such failures to approve, revocations of approval and events that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

         (d) Except for liability that would not be reasonably likely to have a Company Material Adverse Effect, no liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation (other than PBGC insurance premiums) has been or is expected to be incurred by the Company or any Company Subsidiary or Commonly Controlled Entity with respect to any ongoing, frozen or terminated "single-employer" plan (as defined in Section 4001(a)(15) of ERISA), currently or formerly maintained by any of them. None of the Company Pension Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code been requested. None of the Company Pension Plans and related trusts has been terminated, nor has there been any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Company Pension Plan, in each case during the last six years, and no notice of a reportable event will be required to be filed in connection with the Transactions, except for such terminations and reportable events that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. None of the Company, any Company Subsidiary or any Commonly Controlled Entity has incurred, or reasonably expects to incur, a "complete withdrawal" or a "partial withdrawal" (as each such term is defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Company Pension Plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA that has had or would be reasonably likely to have a Company Material Adverse Effect.

         (e) None of the Company, any Company Subsidiary, any employee of the Company or any Company Subsidiary, any of the Company Benefit Plans, including the Company Pension Plans and, to the knowledge of the Company, any trusts created under any of the Company Benefit Plans or any trustee, administrator or other fiduciary of any Company Benefit Plan or trust created thereunder and any agent of the foregoing, has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary, any such employee or any of the Company Benefit Plans, or, to the knowledge of the Company, any such trust, trustee, administrator or other fiduciary, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, the sanctions imposed under Title I of ERISA or other substantially similar applicable Law or any other liability for breach of fiduciary duty under ERISA or any other applicable Law, except for such prohibited transactions and other breaches of fiduciary responsibility that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

         (f) With respect to any Company Benefit Plan that is an employee welfare benefit plan, whether or not subject to ERISA, (i) no such Company Benefit Plan is funded through a "welfare benefits fund" (as defined in Section 419(e) of the Code), (ii) each such Company Benefit Plan that is a "group health plan" (as defined in Section 5000(b)(1) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code and any similar state statute, except for such failures to comply that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect, (iii) no such Company Benefit Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code and (iv) each such Company Benefit Plan (including any such Company Benefit Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any Company Subsidiary on or at any time after the Effective Time.

         (g) Except pursuant to arrangements agreed in writing by Parent or its affiliates, no amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions (alone or in combination with any other event) by any person who is a "disqualified individual" (as defined in Treasury Regulation
Section 1.280G-1) with respect to the Company ("Potential Parachute Payment") would be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), and no such disqualified individual is entitled to receive any additional payment from the Company, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

         (h) Except pursuant to (i) arrangements agreed in writing by Parent or its affiliates and (ii) the accelerated vesting of Company Stock Options held by any Participant, no Participant will be entitled to (A)(1) any severance, separation, change of control, termination, bonus or other additional compensation or benefits, or (2) any acceleration of the time of payment or vesting of any compensation or benefits or any forgiveness of indebtedness owed by such Participant, in each case as a result of any of the Transactions (alone or in combination with any other event) or in connection with the termination of such Participant's employment on or after the Effective Time or (B) any compensation or benefits related to or contingent upon, or the value of which will be calculated on the basis of, any of the Transactions (alone or in combination with any other event). The execution and delivery of this Agreement and the consummation of the Transactions (alone or in combination with any other event) and compliance by the Company with the provisions hereof do not and will not require the funding (whether through a grantor trust or otherwise) of any Company Benefit Plan, Company Benefit Agreement or any other employment arrangement and will not limit the Company's ability to amend, modify or terminate any Company Benefit Plan or Company Benefit Agreement.

         (i) Since January 1, 2003, and through the date of this Agreement, neither the Company nor any Company Subsidiary has received notice of, and, to the knowledge of the Company, there are no (i) pending termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), actions or proceedings against, or involving or asserting any rights or claims to benefits under, any Company Benefit Plan or Company Benefit Agreement or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Company Benefit Plan or Company Benefit Agreement, except for such proceedings, suits, claims, actions and investigations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

         (j) Neither the Company nor any Company Subsidiary has any liability or obligations, including under or on account of a Company Benefit Plan or Company Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any Company Subsidiary and treating such persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary, except for any such liability and obligations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

         (k) None of the employees of the Company or any Company Subsidiary is a member of, represented by or otherwise subject to any (i) labor union, works council or similar organization or (ii) collective bargaining agreement, industry-wide collective bargaining agreement or any similar collective agreement, in each case with respect to such employee's employment by the Company or any Company Subsidiary, and the Company and the Company Subsidiaries do not have any obligation (including to inform or consult with any such employees or their representatives in respect of the

Transactions) with respect to any such organization or agreement. Each of the Company and the Company Subsidiaries is in compliance with all applicable Laws and orders with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, pay equity and workers compensation, and is not engaged in any unfair labor practice, except for such failures to comply and unfair labor practices that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any comparable Governmental Entity that has had or would be reasonably likely to have a Company Material Adverse Effect. Since December 31, 2003, there has been no, and there currently is no, labor strike, material dispute, request for representation, union organization attempt, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that has had or would be reasonably likely to have a Company Material Adverse Effect.

         SECTION 3.12. Litigation. (a) As of the date of this Agreement, there is no claim, demand, suit, action or proceeding pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any Company Subsidiary that involves an amount in controversy in excess of $1.0 million, seeks material injunctive relief or would be reasonably likely to have a Company Material Adverse Effect, if resolved in accordance with the plaintiff's demands.

         (b) There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary nor is there any judgment outstanding against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.

         SECTION 3.13. Compliance with Applicable Laws. The Company and the Company Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, including those relating to occupational health and safety except for any such failure to be in compliance as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance with any applicable Law except for such failure to be in compliance as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect.

The Company and the Company Subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, "Permits"), necessary for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for such Permits the absence of which, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect and there has occurred no violation of, default (with or without the lapse of time or the giving of notice, or both) under, or event giving to others any right of termination, amendment or cancelation of, with or without notice or lapse of time or both, any such Permit, except for such violations, defaults or events that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09 or to Environmental Permits or Environmental Laws, which are the subject of
Section 3.14.

         SECTION 3.14. Environmental Matters. Except for such matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect:

         (a) The Company and each of the Company Subsidiaries are in compliance with all Environmental Laws (as defined below).

         (b) Since July 31, 2003, neither the Company nor any of the Company Subsidiaries has received any written communication that alleges that the Company or any of its subsidiaries is in violation of or has liability under any Environmental Law or written request for information pursuant to any Environmental Law.

         (c) (i) The Company and each of the Company Subsidiaries have obtained and are in compliance with all Permits pursuant to Environmental Law (collectively "Environmental Permits") necessary for their operations as presently conducted and (ii) all such Environmental Permits are valid and in good standing.

         (d) There are no Environmental Claims pending or, to the knowledge of the Company, threatened in writing, against the Company or any of the Company Subsidiaries.

         (e) Neither the Company nor any of the Company Subsidiaries has entered into or agreed to, or is otherwise subject to, any Judgment relating to any Environmental Law or to the investigation or remediation of Hazardous Materials (as defined below).

         (f) There has been no treatment, storage or Release (as defined below) of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any person whose liabilities the Company or any of the Company Subsidiaries has retained or assumed either contractually or by operation of law.

         (g) None of the Company, the Company Subsidiaries or any Person whose liabilities the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law, has manufactured, sold or distributed any products containing asbestos in any form.

         (h) (i) Neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that would be reasonably likely to form the basis of any Environmental Claim (as defined below) against the Company or any of the Company Subsidiaries, and (ii) to the knowledge of the Company, no Environmental Claims are pending against any Person whose liabilities the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law.

         (i)  Definitions. As used in this Agreement:

               (1) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, directives, claims, liens, Judgments, investigations, proceedings or written notices of noncompliance, violation or potential responsibility alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (y) the failure to comply with any Environmental Law;

               (2) "Environmental Laws" means all applicable Federal, state, local and foreign laws, rules, regulations, Judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution or protection or restoration of natural resources or the environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata), endangered or threatened species or human health (to the extent relating to exposure to Hazardous Materials);

               (3) "Hazardous Materials" means (y) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law; and

               (4) "Release" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

         SECTION 3.15. Intellectual Property. The Company or one of the Company Subsidiaries owns, or is validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, domain names and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") used in the conduct of the business of the Company and the Company Subsidiaries, except where the failure to own, be validly licensed or have the right to use such Intellectual Property Rights, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect. No claims are pending or, to the knowledge of the Company, threatened in writing that the Company or any Company Subsidiary is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right, except for any such claims that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, no person is infringing the rights of the Company or any Company Subsidiary with respect to any Intellectual Property Right, except for such infringements that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

         SECTION 3.16. Contracts; Debt Instruments. (a) Except as filed by the Company as an exhibit to a Filed SEC Document, there are no Contracts that are "material contracts" within the meaning of Section 601 of Regulation S-K of the SEC (any such Contract a "Company Material Contract"). None of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not resulted and would not be reasonably likely to result in a Company Material Adverse Effect.

         (b) All Company Material Contracts are valid, binding and in full force and effect and are enforceable by the Company or the applicable Company Subsidiary in accordance with their terms, except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. None of the Company and the Company Subsidiaries has received any written notice of the intention of any party to terminate any

Company Material Contract. Complete and correct copies of all Company Material Contracts, together with all material modifications and amendments thereto, have been made available to Parent (either as an exhibit to a Filed SEC Document or otherwise).

         SECTION 3.17. Title to Real Properties. (a) Each of the Company and each Company Subsidiary has good and marketable title to, or valid leasehold interests in, all its real properties free and clear of all Liens, except for such defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

         (b) Except where the failure to comply, the failure to be in full force and effect or the default has not had and would not be reasonably likely to have a Company Material Adverse Effect, each of the Company and each Company Subsidiary has complied in all respects with the terms of all leases to which it is a party and under which it is in occupancy, all such leases are in full force and effect and no extant notice of default has been given by either party to such leases, and no event has occurred, which with the giving of notice or the passage of time or both would constitute a default under any of such leases.

         SECTION 3.18. TM Distribution. (a) The Company has all requisite corporate power and authority to consummate the TM Distribution. The declaration (subject to the satisfaction of the TM Distribution Conditions (as defined below)) and public announcement of the TM Distribution has been duly authorized by all necessary corporate action on the part of the Company. The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions declaring the TM Distribution, subject to the satisfaction of the TM Distribution Conditions. The payment of the TM Distribution, which will be made to Company common stockholders of record as of one business day prior to the Closing Date, is subject to (i) the receipt and effectiveness of the consents required from the holders of the Notes and the Company Preferred Stock, (ii) the completion of the Financing or Alternative Financing on terms permitting the TM Distribution, (iii) the Company obtaining a customary solvency opinion verifying the adequacy of the Company's corporate surplus for the TM Distribution under Delaware law and (iv) the consummation of the Merger (collectively, the "TM Distribution Conditions").

         (b) Subject to the satisfaction of the TM Distribution Conditions, the consummation of the TM Distribution will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Significant Company Subsidiary, (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.18(c), any material Judgment or Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect (excluding for purposes of this Section 3.18(b) and the application of Section 7.02(a) hereto, clause (a)(iii) of the definition "material adverse effect").

         (c) Subject to the satisfaction of the TM Distribution Conditions, no consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the consummation of the TM Distribution, other than (i) compliance with and filings under the HSR Act, (ii) the preparation and distribution (A) of an information statement with respect to the TM Distribution and (B) such reports under Section 13 of the Exchange Act as may be required in connection with the TM Distribution, (ii) compliance with and such filings as may be required under applicable Environmental Laws (as defined in Section 3.14), (iii) such filings as may be required in connection with the taxes described in Section 6.09, (iv) filings under any applicable state takeover Law and (v) such other items that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect (excluding for purposes of this Section 3.18(c) and the application of Section 7.02(a) hereto, clause (a)(iii) of the definition "material adverse effect").

         SECTION 3.19. Customers and Suppliers. (a) Since January 1, 2005, there has been no adverse change in the relationship of the Company with any customer of the Company or any Company Subsidiary with annual sales of $50 million or more or any of the 15 largest suppliers to the Company or any Company Subsidiary by annual sales volume (excluding utilities) except in any such case for any such change that, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect.

         (b) To the Knowledge of the Company, there is no material dispute with any customer with annual sales of $50 million or more in connection with any product sold by the Company or any Company Subsidiary to any such customer that has given rise or would be reasonably likely to give rise to a material liability or cost, except for such dispute that, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect.

         SECTION 3.20. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Lazard Freres & Co. LLC, the fees and expenses of which will be paid by the Company andhave been disclosed to Parent in the Company Disclosure Letter, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company.

         SECTION 3.21. Opinion of Financial Advisor. The Company has received the opinion of Lazard Freres & Co. LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by holders of Company Common Stock, other than the Principal Company Stockholders, is fair to such holders of Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to Parent.

                                   ARTICLE IV

          Representations and Warranties of Parent and Acquisition Sub
          ------------------------------------------------------------

         Parent and Acquisition Sub, jointly and severally, represent and warrant to the Company that:

         SECTION 4.01. Organization, Standing and Power. (a) Each of Parent and Acquisition Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted.

         SECTION 4.02. Acquisition Sub. (a) Since the date of its incorporation, Acquisition Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the Transaction Agreements to which it is a party and the Commitments (as defined in Section 4.07), arranging the Financing (as defined in Section 4.07) and the performance of its obligations hereunder and thereunder and matters ancillary thereto.

         (b) The authorized capital stock of Acquisition Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

         (c) As of the date of this Agreement, neither Parent nor Sub owns any shares of Company Common Stock.

         SECTION 4.03. Authority; Execution and Delivery; Enforceability. Each of Parent and Acquisition Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and to consummate the Transactions to which it is a party subject to the compliance by Parent with Section 6.03(e). The execution and delivery by each of Parent and Acquisition Sub of this Agreement and each Transaction Agreement to which it is a party and the consummation by it of the Transactions to which it is a party have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Sub subject to the compliance by Parent with
Section 6.03(e). Each of Parent and Acquisition Sub has duly executed and delivered this Agreement and each Transaction Agreement to which it is a party, and this Agreement and each Transaction Agreement to which it is a party, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

         SECTION 4.04. No Conflicts; Consents. (a) The execution and delivery by each of Parent and Acquisition Sub of this Agreement and each Transaction Agreement to which it is a party, do not, the execution of the Parent Voting Agreement does not and the consummation of the Merger and the other Transactions to which it is a party and compliance with and performance of the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) subject to effectiveness of the Parent Facility Amendments (as defined in Section 4.07) as contemplated by the Parent Consent Letter (as defined in Section 4.07), any material Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any material Judgment or material Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not be reasonably likely to have, a material adverse effect on Parent (a "Parent Material Adverse Effect") (excluding for purposes of this Section 4.04(a) and the application of Section 7.03(a) hereto, clause (a)(iii) of the definition "material adverse effect").

         (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or any Transaction Agreement to which Parent or Acquisition Sub is a party or the consummation of the Transactions to which Parent or Acquisition Sub is a party or in connection with the execution and performance of the Parent Voting Agreement, other than (i) compliance with and filings under (A) the HSR Act, (B) the Japanese Anti-Monopoly Law, (C) other Antitrust Laws, (D) the FEL, (E) the rules and regulations of the TSE, (F) the JCL and (G) the CRL, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (iii) the filing with the Bureau of the Japanese Information Statement as may be required under the SEL in connection with the Parent Stock Purchase Agreement, the other Transaction Agreements, the Parent Stock Acquisition and the other Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (v) compliance with and such filings as may be required under applicable Environmental Laws,
(vi) such filings as may be required in connection with the taxes described in
Section 6.09, (vii) filings under any applicable state takeover Law and (viii) such other items (A) required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions or (B) that, individually or in the aggregate, have not had and would not be reasonably likely to have a Parent Material Adverse Effect (excluding for purposes of this Section 4.04(b) and the application of Section 7.03(a) hereto, clause (a)(iii) of the definition "material adverse effect").

         SECTION 4.05. Information Supplied. None of the information supplied or to be supplied by Parent or Acquisition Sub for inclusion or incorporation by reference in the Information Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         SECTION 4.06. Brokers. No broker, investment banker, financial advisor or other person, other than Deutsche Bank Securities, Inc. and RHJI, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

         SECTION 4.07. Financing. (a) Parent has received and accepted (1) a commitment letter dated November 27, 2006 (the "Commitment Letter"), from the lenders party thereto (collectively, the "Lenders") relating to the commitment of the Lenders to provide the debt financing required by the Company and its subsidiaries to effect the Refinancing and to pay related fees and expenses of the Transactions, (2) a commitment letter dated November 27, 2006 (the "Parent Commitment Letter"), from Aozora Bank, Ltd., (the "Aozora") relating to the commitment of Aozora to provide the bridge financing (the "Bridge Financing") required by Parent, the Company, the Principal Company Stockholders and the holders of Company Preferred Stock to consummate the Merger, the Parent Stock Acquisition and the Other Stock Acquisitions, (3) the commitment letter dated November 27, 2006, from Aozora, on behalf of the lenders (the "Parent Lenders") under Parent's existing credit facility (the "Parent Consent Letter") to enter into a consent agreement confirming the approval by the Parent Lenders of certain amendments to Parent's existing credit facility required thereunder by Parent in connection with the Transactions and Refinancing (as defined below) (the "Parent Facility Amendments") and (4) a commitment letter dated November 27, 2006 (the "Equity Commitment" and, together with the Commitment Letter, Parent

Commitment Letter and the Parent Consent Letter, the "Commitments"), between RHJ International S.A. ("RHJI"), and Parent relating to the agreement of RHJI to provide the equity financing to Parent specified therein (the "RHJI equity financing"). Parent has provided or made available to the Company a true, correct and complete copy of each of the Commitments. The financing contemplated by the Commitment Letter, the Parent Consent Letter and Parent Commitment Letter is referred to herein as the "Financing."

         (b) Subject to their terms and conditions, the Financing, RHJI equity financing and HIP Stock Acquisition, when funded in accordance with the applicable terms and conditions of the Commitment Letter, Parent Commitment Letter, Parent Consent Letter, Equity Commitment and HIP Stock Purchase Agreement, will provide Acquisition Sub with funds at the Effective Time sufficient to (i) consummate the Merger, (ii) finance the Consent Solicitations,
(iii) refinance the existing indebtedness of the Company and its subsidiaries described in the Commitment Letter (the "Refinancing"), (iv) provide the Bridge Financing and (v) pay related fees and expenses of the Transactions.

         SECTION 4.08. Section 203. As of the date of this Agreement, neither Parent nor Acquisition Sub nor any of their "affiliates" or "associates" has been an "interested stockholder" of the Company within the prior 3 years, as those terms are defined in Section 203 of the DGCL.

                                   ARTICLE V

                    Covenants Relating to Conduct of Business
                    -----------------------------------------

         SECTION 5.01. Conduct of Business. (a) Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

               (i) (A) declare, set aside, allot or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than the TM

     Distribution or dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

               (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights, restricted stock units or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Stock Options or the vesting of Company RSUs outstanding on the date of this Agreement and in accordance with their present terms;

               (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents.

               (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except (I) purchases of inventory, (II) new prepaid expenditures that in the aggregate, are not in excess of the sum of
     (x) $10 million plus (y) the product of $2 million multiplied by the number of full months between the date of this Agreement and the Closing Date and
     (III) repairs, each of (I), (II) and (III) in the ordinary course of business consistent with past practice and (IV) capital expenditures permitted by Section 5.01(a)(ix);

               (v) (A) grant to any Participant any loan or increase in compensation, benefits or perquisites, other than in individual cases to respond to competitive offers of employment to Participants (other than Covered Participants reasonably likely to earn aggregate base and bonus compensation in 2006 of $500,000 or more) in the ordinary course of business consistent with past practice, (B) grant to any Participant any increase in severance, change in control, termination or similar compensation or benefits, or pay any bonus to any Participant, in each case except to the extent required under any Company Benefit Plan or Company Benefit Agreement as in effect on the date hereof, (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (D) establish, adopt, enter into, amend, modify or terminate any collective bargaining agreement or other labor union Contract, Company Benefit Plan or Company Benefit Agreement, (E) pay or provide to any Participant any benefit not provided for under a Company Benefit Plan or Company Benefit Agreement as in effect on the date hereof other than the payment of base compensation in the ordinary course of business consistent with past practice and other than in individual cases to respond to competitive offers of employment to Participants (other than Covered Participants reasonably likely to earn aggregate base and bonus compensation in 2006 of $500,000 or more) in the ordinary course of business, (F) grant any awards under any Company Benefit Plan (including the grant of Company Stock Options, Company RSUs or other stock-based or stock-related awards or the removal or modification of existing restrictions in any Contract, Company Benefit Plan or Company Benefit Agreement on awards made thereunder) or (G) take any action to accelerate any compensation or benefits, including vesting and payment, or make any material determinations, under any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement;

               (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

               (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice and the TM Distribution;

               (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice that can be repaid at Closing without penalty or premium and except for (1) borrowings incurred in the ordinary course of business consistent with past practice under the existing equipment facility of the Company and the Company Subsidiaries and (2) capital leases with respect to computer equipment and similar hardware and software entered into in the ordinary course of business consistent with past practice, in each case to the extent the related capital expenditure is permitted under Section 5.01(a)(ix) or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned Company Subsidiary;

               (ix) make or agree to make any new capital expenditure or expenditures that in the aggregate, are in excess of the sum of $20 million plus the product of $5.0 million multiplied by the number of full months between the date of this Agreement and the Closing Date;

               (x) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be likely to (A) adversely affect in any material respect the Company, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

               (xi) except as required by GAAP, revalue any material assets of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices;

               (xii) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party except for confidentiality agreements in the ordinary course of business consistent with past practice;

               (xiii) cancel or terminate any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee (unless such policy or arrangement is canceled or terminated in the ordinary course of business and concurrently replaced with a policy or arrangement with substantially similar coverage);

               (xiv) make or change any material tax election; or

               (xv) authorize any of, or commit or agree to take any of, the foregoing actions.

         (b) Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event that has or could be reasonably likely to have a Company Material Adverse Effect.

         (c) Periodic Reports. In connection with the continuing operation of the business of the Company and the Company Subsidiaries between the date of this Agreement and the Effective Time and to the extent permitted by Antitrust Laws (as defined in Section 6.03(c)), the Company shall use commercially reasonable efforts to report in good faith on a regular basis to the representatives of Parent regarding material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested in writing by Parent or its representatives; provided that the consultation required by this Section 5.01(d) shall be conducted in a manner so as not to disrupt in any material respect the business of the Company and the Company Subsidiaries; provided further that the Company and the Company Subsidiaries shall not report to Parent or its representatives any non-public information related to output, pricing or any other competitively-sensitive matter. Parent and Sub acknowledge that neither Parent nor Sub shall have any approval rights under this Section 5.01(d). The Company acknowledges that any such reports shall not constitute a waiver by either Parent or Sub of any rights it may have under this Agreement and that neither Parent nor Sub shall have any liability or responsibility for any actions of the Company, any Company Subsidiary or any of their respective directors or officers with respect to matters that are the subject of such reports. All information exchanged pursuant to this Section 5.01(c) shall be subject to the Confidentiality Agreement (as defined in Section 6.02). For the avoidance of doubt, the Company shall not be required to provide any information pursuant to this Section 5.01(c) to the extent such information is not required to be provided pursuant to Section 6.02.

         SECTION 5.02. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (each, a "Representative" and collectively, "Representatives") of, the Company or any Company Subsidiary to,
(i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal (as defined in Section 5.02(e)), (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that, during the period prior to the Company Stockholder Approval, the Company and its Representatives may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by a majority of the members thereof after consultation with outside counsel, in response to a Superior Company Proposal (as defined in Section 5.02(e)) or a Company Takeover Proposal from a person that the Company Board determines, in good faith following consultation with outside counsel, is reasonably capable of making a Superior Company Proposal that, in each case, was not solicited by the Company after December 21, 2005, and that did not otherwise result from a breach or a deemed breach of this Section 5.02(a), and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Superior Company Proposal or Company Takeover Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.02) and (y) participate in discussions and/or negotiations with such person and its Representatives regarding any such Superior Company Proposal or Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.02(a) by the Company. Other than as permitted by the proviso to the first sentence of this Section 5.02(a), the Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal.

         (b) The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal and the identity of the person making any such Company Takeover Proposal or inquiry including any change to the material details of any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status including any change to the material details of any such Company Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all material correspondence and other written material sent or provided to the Company from any third party in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal.

         (c) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law.

         (d) For purposes of this Agreement:

             "Company Takeover Proposal" means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the

     Company, in each case other than the Transactions. For the avoidance of doubt, the TM Distribution and all proposals related thereto shall not be deemed to be a Company Takeover Proposal.

             "Superior Company Proposal" means any proposal made by a third party to acquire 50% or more of the equity securities or consolidated assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of its assets or otherwise, (i) on terms which a majority of the members of the Company Board determines in good faith to be more favorable to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that the Company Board shall not so determine that any such proposal is a Superior Company Proposal until the Company has complied in all material respects with
     Section 5.02(b) with respect to such proposal. For the avoidance of doubt, the TM Distribution and all proposals related thereto shall not be deemed to be a Superior Company Proposal.

                                   ARTICLE VI

                              Additional Agreements
                              ---------------------

         SECTION 6.01. Preparation of Information Statement; Action by Written Consent. (a) The Company shall, as soon as practicable following the date of this Agreement, prepare and file with the SEC the Information Statement (including all information required by Rule 13e-3 promulgated under the Exchange
Act) in preliminary form, and each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Information Statement or on any other Company Disclosure Document or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statement or any other Company Disclosure Document. If at any time prior to the Effective Time there shall occur any event that should be set forth in an amendment or supplement to the Information Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Information Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its commercially reasonable efforts to cause the Information Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC. Notwithstanding the foregoing, prior to filing or mailing the

Information Statement or any other Company Disclosure Document (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all reasonable comments proposed by Parent.

         (b) Parent shall, promptly following the date of this Agreement, seek the Company Stockholder Approval by the written consent of the holders of a majority of the outstanding Company Common Stock. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger after the Company Board shall have determined in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its obligations under applicable Law.

         SECTION 6.02. Access to Information; Confidentiality. Each of the Company and Parent shall, and shall cause each of their subsidiaries to, afford to the other party, and to the other party's officers, employees, accountants, counsel, financial advisors and other representatives, affiliates and sources and potential sources of financing (and representatives of each of the foregoing), reasonable access during normal business hours during the period prior to the Effective Time (as long as such access is not unreasonably disruptive to the business of such party or its subsidiaries) to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and
(b) all other information concerning its business, properties and personnel as the other party may reasonably request; provided, however, that either party may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party, (ii) such portions of documents or information relating to output, pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by such party's counsel, would reasonably be expected to raise antitrust concerns for such party (or any of its affiliates) or (iii) such portions of documents or information that would reasonably be expected to jeopardize any attorney-client privilege or contravene any Law or fiduciary duty (provided that each party shall in good faith seek and implement a reasonable alternative to provide the other party's counsel with access to such document or information). All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated September 29, 2005, between the Company and RHJI (the "Confidentiality Agreement").

         SECTION 6.03. Commercially Reasonable Efforts; Notification.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements. Without limiting the generality of the foregoing, the parties hereto acknowledge that it is the intention of each of the parties hereto that the TM Distribution (including obtaining all necessary third party consents and approvals with respect thereto, including as required under any securities laws) shall become payable immediately following the Effective Time to Company common stockholders of record one business day prior to the Closing Date and each party hereto shall use its commercially reasonable efforts to achieve the same. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that the TM Distribution is paid on terms and conditions consistent with the TM Distribution Conditions and the terms set forth in Exhibit B, (ii) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement, and (iii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any other Transaction Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets. Notwithstanding the foregoing, the Company and its Representatives shall not be prohibited under this Section 6.03(a) from taking any action permitted by
Section 5.02(b). Subject to applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions. The Company and Parent shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Merger or the other Transactions.

         (b) The Company shall give prompt notice to Parent, and Parent or Acquisition Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement or any Transaction Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to be a waiver or cure of any such breach or failure to comply or affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the Transaction Agreements.

         (c) Nothing in Section 6.03(a) shall require Parent to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of the Company's assets or limits on the Company's freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in Section 6.03(a) shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations to remove any impediments to the Merger relating to the HSR Act, the Japanese Anti-Monopoly law or other antitrust, competition or premerger notification, trade regulation law, regulation or order ("Antitrust Laws") or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust Laws.

         (d) Nothing in this Section 6.03 shall require Parent to (i) consent to any action or omission by the Company that would be inconsistent with Section
5.01 absent such consent or (ii) agree to amend or waive any provision of this Agreement.

         (e) As soon as reasonably practicable following the execution of this Agreement, Parent, in its capacity as the sole stockholder of Sub, shall adopt this Agreement.

         SECTION 6.04. Stock Options and Restricted Stock Units. (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions or take such other actions as are required to adjust the terms of each outstanding Company Stock Option, whether vested or unvested, to provide that each such Company Stock Option shall be rolled over at the Effective Time by canceling such Company Stock Option in exchange for a cash payment by the Company of an amount equal to (A) the excess, if any, of (1) the Common Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option (adjusted to reflect the TM Distribution), multiplied by (B) the number of shares of Company Common Stock that are subject to such Company Stock Option immediately prior to the Effective Time and for which such Company Stock Option shall not theretofore have been exercised. Parent will make available options on its common stock to employees of the Company set forth on Section 6.04(a) of the Parent Disclosure Letter (as it may be supplemented by Parent prior to the Effective Time), on the terms and conditions provided therein.

         (b) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock
Plan) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Company RSUs heretofore granted under the Company Stock Plan, whether vested or unvested, to provide that each such Company RSU shall be canceled at the Effective Time in exchange for a cash payment by the Company of an amount equal to (i) (A) if the holder of such Company RSU is a Principal Company Stockholder, $2.57 or (B) if the holder of such Company RSU is not a Principal Company Stockholder, the Common Merger Consideration multiplied by (ii) the number of shares of Company Common Stock that are subject to such Company RSU for which such Company RSU shall not theretofore have been settled.

         (c) All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of Taxes (with amounts so withheld and paid over to the appropriate taxing authority being treated for all purposes of this Agreement as having been paid to the applicable holders) and shall be paid without interest.

         (d) The Company Stock Plan shall terminate as of the Effective Time, and the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Stock Option or Company RSU or any Participant shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein.

         (e) In this Agreement:

         "Company Stock Option" means any option to purchase Company Common Stock granted under the Company Stock Plan.

         "Company RSU" means any restricted stock unit granted under any Company Stock Plan.

         "Company Stock Plan" means the 2001 Long Term Equity Incentive Plan.

         SECTION 6.05. Benefit Plans. (a) For one year following the Effective Time, Parent either (i) shall maintain or cause the Surviving Corporation to maintain the Company Benefit Plans (other than plans providing for the issuance of Company Common Stock or based on the value of Company Common Stock) at the benefit levels in effect on the date of this Agreement or (ii) shall provide or cause the Surviving

Corporation to provide benefits (other than benefits under plans providing for the issuance of Company Capital Stock or based on the value of Company Capital Stock) to employees of the Company and the Company Subsidiaries that, taken as a whole, are not materially less favorable in the aggregate to such employees than those provided to such employees as of the date of this Agreement. Nothing herein shall be construed to prohibit Parent or the Surviving Corporation from amending or terminating such Company Benefit Plans in accordance with their terms and with applicable Law, so long as Parent is in compliance with the other terms of this Section 6.05(a).

         (b) The service of each employee of the Company and the Company Subsidiaries prior to the Effective Time shall be treated as service with Parent or any of its subsidiaries for purposes of each employee benefit plan of Parent or any of its subsidiaries in which such employee is eligible to participate after the Effective Time, including for purposes of eligibility, vesting, benefit levels and accruals (but not for purposes of benefit accrual under any defined benefit pension plans); provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits.

         (c) Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company and Company Subsidiaries) in which employees of the Company and the Company Subsidiaries (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each employee of the Company and the Company Subsidiaries (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

         (d) The provisions of this Section 6.05 are not intended to confer upon any person other than the parties any rights or remedies.

         SECTION 6.06. Indemnification. (a) Parent shall cause to be maintained for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of this Agreement (such 150% amount, the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Parent shall use all commercially reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. In lieu of continuing the existing D&O Insurance, (i) Parent may obtain after the Effective Time a "tail" D&O Insurance policy on terms and conditions no less advantageous than the existing D&O Insurance for a period of six years from the Effective Time; provided that the annualized premium shall not exceed the Maximum Premium and (ii) the Company may obtain prior to the Effective Time a "tail" D&O Insurance policy in an amount and on terms and conditions no more advantageous than the existing D&O Insurance for a period of six years from the Effective Time; provided that the lump sum premium shall not exceed $962,000. The Company represents to Parent that the Maximum Premium is $650,000.

         (b) Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company's obligations to indemnify or hold harmless (including any obligations to advance funds for expenses) the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to advance funds for expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding relating to the indemnification obligations referenced in the immediately preceding sentence in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately determined that he or she is not entitled to the indemnification referenced in the immediately preceding sentence.

         SECTION 6.07. Fees and Expenses. Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

         SECTION 6.08. Public Announcements. Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

         SECTION 6.09. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Transactions shall be paid by either Acquisition Sub or the Surviving Corporation, and the Company shall cooperate with Acquisition Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

         SECTION 6.10. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any Transaction; provided, however, that no such settlement shall be agreed to without Parent's consent, which shall not be unreasonably withheld, delayed or conditioned.

         SECTION 6.11. Financing; Consent Solicitations. (a) Financing. Parent and Acquisition Sub shall use their commercially reasonable efforts to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letter, Parent Consent Letter and Parent Commitment Letter and to obtain the funds contemplated by the Equity Commitment (and to contribute such funds to the Company), including using commercially reasonable efforts to (A) negotiate definitive agreements with respect to the Financing consistent with the terms and conditions contained in the Commitment Letter and (B) satisfy on a timely basis all conditions in such definitive agreements the satisfaction of which is within the control of Parent or Acquisition Sub. Parent and Acquisition Sub shall use their commercially reasonable efforts to comply with their respective obligations, and enforce their respective rights, under the Commitment Letter, the Parent Consent Letter and Parent Commitment Letter and shall cause RHJI to comply with its obligations under the Equity Commitment. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Financing and shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, any of the Commitment Letter, the Parent Consent Letter, Parent Commitment Letter or the Equity Commitment if such amendment, modification, waiver or remedy amends the conditions to the drawdown of the Financing in a manner adverse to the interests of the Company and its shareholders, in each case, in any material respect or would adversely affect in any material respect the ability of Parent or the Company to effect the Financing or obtain the proceeds of the Equity Commitment. The Company shall also use commercially reasonable efforts to assist and cooperate with Parent and Acquisition Sub in connection with their efforts to obtain the proceeds of the Financing, including providing reasonably required information relating to the Company and the Company Subsidiaries to the financial institution or institutions providing the Financing and executing and delivering, and causing the Company Subsidiaries to execute and deliver, definitive agreements with respect to the Financing and customary certificates, legal opinions (which may be reasoned, if counsel reasonably believes it cannot give the opinion otherwise) or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing as may be reasonably requested by Parent in connection with the Financing; provided, however, that no obligation of the Company or any Company Subsidiary under any such certificate, document or instrument shall be effective until the Effective Time and none of the Company or any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time. In the event that the Financing is not available to consummate the Refinancing and pay related fees and expenses of the Transactions contemplated by this Agreement and the other Transaction Agreements, then Parent shall promptly notify the Company and Parent and Acquisition Sub shall use their commercially reasonable efforts to obtain alternative financing on terms that are no less favorable to Parent and Acquisition Sub than those set forth in the Commitment Letter, Parent Consent Letter or Parent Commitment Letter, as applicable, and in the same amounts as contemplated by the Commitment Letter (including for working capital purposes following the Closing) or Parent Commitment Letter, as applicable (the "Alternative Financing"); provided that no such Alternative Financing shall require a greater cash equity commitment than that contemplated by the Equity Commitment.

         (b) Consent Solicitations. As soon as practicable following the execution and delivery of this Agreement the Company shall commence the Consent Solicitations with respect to all of its 11% Senior Subordinated
Notes, 10% Senior Subordinated Notes and 10% Senior Notes whereby the Company shall solicit the consents of the holders of the Notes regarding amendments to the covenants contained in the respective Notes Indentures (the "Indenture Amendments"), in each case contemplated by Schedule 6.11(b) hereto. In accordance with the terms of the Consent Solicitations, assuming the requisite consents are received, the Company shall execute supplemental indentures to each of the Notes Indentures among the Company, the guarantors named therein and the trustee party thereto reflecting the Indenture Amendments, which supplemental indentures shall become operative concurrently with the Effective Time, and shall use its commercially reasonable efforts to cause the trustees under the Indentures to promptly enter into such supplemental indentures as applicable. Parent and the Company each shall use its commercially reasonable efforts to proceed with and complete the Consent Solicitations as required to satisfy the condition precedents in Section 7.01(e) and shall consult and cooperate with each other in all such efforts; provided that (i) Parent shall have the sole right to control decisions with respect to the strategy and conduct of the Consent Solicitations (including modifying the terms and structure thereof as set forth on Schedule 6.11(b) hereto; provided that it shall have no obligation whatsoever to modify the terms of the Consent Solicitations set forth therein) and (ii) the consent of the Company shall be required to modify or waive material terms or conditions of the Consent Solicitations if such would be reasonably likely to materially and adversely impact the probability of a successful outcome for the Consent Solicitations or would conflict with the provisions of any Transaction Agreement and documents delivered in connection with the foregoing. Promptly following the date of this Agreement, the Company shall prepare and mail the documentation to be sent to the holders of the Notes in connection with the Consent Solicitations, but only after receipt of approval from Parent (which approval shall not be unreasonably withheld, delayed or conditioned). The Company shall provide, shall cause the Company Subsidiaries to provide, and shall use its commercially reasonable efforts to cause their respective Representatives to provide, all cooperation requested by Parent in connection with the Consent Solicitations including assisting in the preparation and execution of all documents required in connection therewith. All documentation for the Consent Solicitations will be customary for transactions of this nature and shall be in form and substance reasonably satisfactory to Parent and the Company. The Consent Solicitations and other actions taken in connection therewith shall be conducted in accordance with the terms of the applicable Indentures and all applicable rules and regulations of the SEC and other applicable Laws. If at any time prior to the Effective Time any information relating to the Company or any Company Subsidiary or any of their affiliates, officers or directors, should be discovered by the Company, Parent or Acquisition Sub which if not set forth in an amendment or supplement to the documents mailed to Note holders in respect of the Consent Solicitations would reasonably be expected to cause such documents to include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall promptly by prepared and, if required, filed with the SEC and/or disseminated to the holders of Notes.

                                  ARTICLE VII

                              Conditions Precedent
                              --------------------

         SECTION 7.01. Conditions to Each Party's Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval and not less than 20 days prior to the Closing Date shall have sent or given to each holder of the Company Common Stock the Information Statement in compliance with Rule 14c-2 promulgated under the Exchange Act and shall have complied with Rule 13e-3 promulgated under the Exchange Act.

         (b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign Antitrust Law, the absence of which would prohibit the consummation of the Merger or would be reasonably likely to have a Parent Material Adverse Effect, shall have been obtained or made.

         (c) No Injunctions or Restraints. No temporary judgment issued by any court of competent jurisdiction or other law preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, the applicable party shall have used its commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

         (d) Parent Stock Purchase Agreement. Parent and Principal Company Stockholders shall have consummated the transactions contemplated by the Parent Stock Purchase Agreement without the amendment, modification or waiver in any material respect of any material term or condition thereof.

         (e) Consent Solicitations. The Company shall have completed the Consent Solicitations and shall have received consent from holders of a majority of the outstanding Notes of each series consenting to the Transactions and the TM Distribution; provided, however, that prior to asserting this condition, the applicable party shall have complied in all material respects with its obligations under Section 6.11.

         (f) Financing. Parent and Acquisition Sub shall have obtained the proceeds contemplated by the Financing or the Alternative Financing; provided, however, that prior to asserting this condition, the applicable party shall have complied in all material respects with its obligations under Section 6.11.

         (g) Other Stock Purchase Agreements. The transactions contemplated by the Other Stock Purchase Agreements shall have been consummated without the amendment, modification or waiver in any material respect of any material term or condition thereof.

         SECTION 7.02. Conditions to Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to effect the Merger are further subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Company in this Agreement (other than those set forth in Sections 3.01, 3.03, 3.04 and 3.18(a)) shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, on and as of such earlier date), other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect (it being agreed that for purposes of determining whether such representations and warranties shall be true and correct and applying the foregoing Company Material Adverse Effect qualifier, all such representations and warranties that already are qualified by reference to a Company Material Adverse Effect or other materiality qualifier shall be deemed to be not so qualified). The representations and warranties of the Company set forth in Sections 3.01, 3.03, 3.04 and 3.18(a) that are qualified by a Company Material Adverse Effect or other materiality qualifier shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, or true and correct in all material respects, as applicable, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

         (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

         (c) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect, development or state of facts that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.

         (d) Parent Lender Consent. The Parent Facility Amendments shall have become effective on the terms and conditions contemplated in the Parent Consent Letter.

         (e) TM Distribution. If the TM Distribution shall be paid, it shall be payable only on terms consistent in all material respects with the TM Distribution Conditions and the terms set forth in Exhibit B.

         (f) 280G. The Company shall have taken all steps necessary in compliance with Section 280G(b)(5) of the Code and the Treasury Regulations promulgated thereunder, including providing adequate disclosure to shareholders (within the meaning of Section 280G(b)(5)(B)(ii) of the Code and the Treasury Regulations promulgated thereunder) and conducting a vote of all shareholders (within the meaning of Treasury Regulation Section 1.280G-1, Q/A-7(b)), (the "280G Approval") so that in the event the shareholder approval requirements of
Section 280G(b)(5)(B)(i) of the Code are met in connection with such shareholder vote, no Potential Parachute Payment would be treated as an "excess parachute payment" (as defined in Section 280G(b) of the Code), without regard to whether or not such shareholder approval requirements are actually met in connection with such shareholder vote.

         (g) Corporate Rating and Term Facility Pricing. The corporate ratings of the Company (as such term is used in the Commitment Letter) shall be at least B3 by Moody's Investors Service, Inc. and at least B- by Standard & Poor's Ratings Group (in each case with at least stable outlook), assuming consummation of the Transactions, or the Applicable Margin (as defined in the Commitment Letter) on Eurodollar Loans (as defined in the Commitment Letter) under the Term Facility (as defined in the Commitment Letter) shall be less than or equal to (i) if the Closing occurs on or prior December 31, 2006, 4.5% and (ii) if the Closing occurs after December 31, 2006, 5.0%.

         SECTION 7.03. Condition to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of Parent and Acquisition Sub in this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date) and the Company shall have received a certificate signed on behalf of Parent and Acquisition Sub to such effect.

         (b) Performance of Obligations of Parent and Acquisition Sub. Parent and Acquisition Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

         (c) TM Distribution. The TM Distribution shall be payable on terms consistent in all material respects with the TM Distribution Conditions and the terms set forth in Exhibit B; provided, however, that prior to the Company asserting this condition, the Company shall have complied in all material respects with its obligations under Section 6.03.

                                  ARTICLE VIII

                        Termination, Amendment and Waiver
                        ---------------------------------

         SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:

          (a) by mutual written consent of Parent, Acquisition Sub and the Company;

          (b) by either Parent or the Company:

               (i) if the Merger is not consummated on or before March 15, 2007 (the "Outside Date"), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

               (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

               (iii) if the Company Stockholder Approval is not validly obtained on or prior to November 27, 2006; or

               (iv) if the Parent Stock Purchase Agreement is terminated in accordance with its terms;

          (c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform
     (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured by the Outside Date (provided that Parent is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement);

          (d) by the Company prior to the receipt of the Company Stockholder Approval in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein; or

          (e) by the Company, if Parent or Acquisition Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform
     (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured by the Outside Date (provided that the Company is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement).

         SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Acquisition Sub or the Company, other than Section 3.20, Section 4.06, the last sentence of Section 6.02,
Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement, in which case the aggrieved party shall be entitled to all remedies available at law or in equity.

         SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (ii) no amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. (a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Acquisition Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

         (b) The Company may terminate this Agreement pursuant to Section 8.01(d) only if prior to the Company Stockholder Approval (i) the Company Board has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal a majority of the directors of the Company shall have determined in good faith, after consultation with outside counsel, that it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duty under applicable Law, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above and has given Parent an opportunity to submit a revised proposal, (iv) at least five business days following receipt by Parent of the notice referred to in clause
(iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in

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

clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and a majority of the directors of the Company has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance with Section 5.02, (vi) the Company has concurrently with such termination paid Parent a termination fee of $2,500,000, (vii) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal and
(viii) Parent is not at such time entitled to terminate this Agreement pursuant to Section 8.01(c).

                                   ARTICLE IX

                               General Provisions
                               ------------------

         SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Parent or Sub, to

                  Asahi Tec Corporation
                  547-1 Horinouchi, Kikugawa City,
                  Shizuoka 439-8651, Japan
                  Fax: 81-537-36-4160

                  Attention:  Suguru Kimura

                  with a copy to:
                  Anderson Mori & Tomotsune
                  Izumi Garden Tower
                  1-6-1, Roppongi, Minato-ku,
                  Tokyo 106-6036, Japan
                  Fax: (03) 6888-3067

                  Attention: Noritaka Niwano, Esq.

                  with a copy to:
                  RHJ International SA
                  Avenue Louise 326
                  1050 Brussels
                  Belgium

                  Attention: Bob Ewers

                  with a copy to:

                  Cravath, Swaine & Moore LLP
                  Worldwide Plaza
                  825 Eighth Avenue
                  New York, NY 10019

                  Attention:  Thomas E. Dunn, Esq.


         (b) if to the Company, to

                  Metaldyne Corporation
                  47603 Halyard Drive
                  Plymouth, MI 48170

                  Attention: Chief Executive Officer and General Counsel

                  with a copy to:

                  Cahill Gordon & Reindel LLP
                  80 Pine Street
                  New York, NY 10005

                  Attention:  Jonathan A. Schaffzin
                              W. Leslie Duffy


         SECTION 9.03.  Definitions. For purposes of this Agreement:


         An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

         "$" means United States Dollars, the lawful currency of the United States.

         "HIP Stock Acquisition" means the Other Stock Acquisition on the terms and subject to the conditions of the HIP Preferred Stock Purchase Agreement.

         "HIP Stock Purchase Agreement" means the Other Stock Purchase Agreement dated as of the date of this Agreement and entered into by Parent and the holders of the Series B Company Preferred Stock.

         A "material adverse effect" on a party means (a) a material adverse effect on the business, assets, financial condition or results of operations of the party and its subsidiaries, taken as a whole except, in each case, to the extent arising or resulting from, or caused or attributable to, any of the following, individually or taken together: (i) general U.S., Japanese or global economic, political or market conditions to the extent not materially disproportionately affecting the party and its subsidiaries, taken as whole, relative to other automotive industry participants in the party's geographic area, (ii) changes in applicable generally accepted accounting principles or Law, (iii) the public announcement of the Transactions, the consummation of the Transactions or the execution of the Transaction Agreements or (iv) acts of terrorism or war to the extent not materially disproportionately affecting the party and its subsidiaries, taken as whole, relative to other automotive industry participants in the party's geographic area, (b) a material adverse effect on the ability of the party to perform its obligations under this Agreement or the other Transaction Agreements to which it is a party or (c) a material adverse effect on the ability of the party to consummate the Transactions to which it is a party or, in the case of the Company, the TM Distribution.

         "Parent Voting Agreement" means the voting agreement executed by RHJI and dated as of the date of this Agreement, whereby RHJI agrees to take specified actions in furtherance of the Transactions and approve the amendment of Parent's articles of incorporation to authorize the issuance of convertible preferred stock of Parent.

         A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

         A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

         "Transaction Agreements" means this Agreement, the Parent Voting Agreement, the Parent Stock Purchase Agreement and the Other Stock Purchase Agreements and the documents delivered in connection with the foregoing. For the avoidance of doubt, documents delivered in connection with the TM Distribution shall not be deemed to be Transaction Documents.

         SECTION 9.04. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, and the Transaction Agreements taken together with the Company Disclosure Letter, (a) constitute the entire agreement, and supersede after the date of this Agreement all prior agreements and understandings (including the Original Agreement), both written and oral, among the parties with respect to the Transactions (other than the Confidentiality Agreement) and (b) except for Sections 6.04 and 6.06, are not intended to confer upon any person other than the parties any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of
Article II shall be enforceable by holders of Certificates.

         SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of the State of Delaware are mandatorily applicable to the Merger.

         SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Acquisition Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Acquisition Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement and each other Transaction Agreement in any New York state court, any Federal court located in the State of New York or the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court, any Federal court located in the State of New York or the State of Delaware or in any Delaware state court in the event any dispute arises out of this Agreement, any Transaction Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any other Transaction Agreement or any Transaction in any court other than any New York state court, any Federal court sitting in the State of New York or the State of Delaware or any Delaware state court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any other Transaction Agreement or any other Transaction.

         SECTION 9.11. Tax Treatment. (a) The Principal Company Stockholders intend to report this transaction as subject to Code Section 351. Unless otherwise required by law, none of the parties hereto or their affiliates shall take any position inconsistent with the foregoing.

         (b) To avoid application of Code Section 367(a)(1), Parent covenants that, after the Closing, Parent will ensure that the Company complies with the reporting requirements in Treasury Regulation Section 1.367(a)-3(c)(6).

         (c) Parent shall provide to the Principal Company Stockholders any information concerning Parent or the Company necessary to comply with the requirements of Section 6038B of the Code and final and temporary Treasury Regulations promulgated thereunder (and any successor Regulations).

         (d) Parent agrees it will promptly notify the Principal Company Stockholders after any event of disposition occurs which is described in Treasury Regulation Section 1.367(a)-8.

         IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have duly executed this Agreement, all as of the date first written above.


ASAHI TEC CORPORATION,


by
/s/ AKIRA NAKAMURA
--------------------------------------------------------------------------------
Name: Akira Nakamura Title: President


ARGON ACQUISITION CORP.,


by
/s/ AKIRA NAKAMURA

--------------------------------------------------------------------------------
Name: Akira Nakamura Title: President


METALDYNE CORPORATION,


by
/s/ THOMAS A. AMATO
--------------------------------------------------------------------------------
Name: Thomas A. Amato Title: EVP Commercial Operations and
Business Development